Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS SECOND-QUARTER 2021 NET INCOME OF $11.9 BILLION ($3.78 PER SHARE)

SECOND-QUARTER 2021 RESULTS1

ROE 18% ROTCE[2] 23%	CET1 Capital Ratios[3] Std. 13.0% | Adv. 13.8%	Net payout LTM[4,5] 45%

Firmwide Metrics	■	Reported revenue of $30.5 billion; managed revenue of $31.4 billion[2]
	■	Credit costs net benefit of $2.3 billion included $3.0 billion of net reserve releases and $734 million of net charge-offs
	■	Average loans[6] flat; average deposits up 23%
	■	$1.6 trillion of liquidity sources, including HQLA and unencumbered marketable securities[7]

CCB ROE 44%	■	Average deposits up 25%; client investment assets up 36%
	■	Average loans[6] down 3%; debit and credit card sales volume[8] up 45%
	■	Active mobile customers up 10%

CIB ROE 23%	■	#1 ranking for Global Investment Banking fees with 9.4% wallet share YTD
	■	Total Markets revenue of $6.8 billion, down 30%, with Fixed Income Markets down 44% and Equity Markets up 13%

CB ROE 23%	■	Gross Investment Banking revenue of $1.2 billion, up 37%
	■	Average loans down 12%; average deposits up 22%

AWM ROE 32%	■	Assets under management (AUM) of $3.0 trillion, up 21%
	■	Average loans up 21%; average deposits up 37%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase delivered solid performance across our businesses as we generated over $30 billion in revenue while continuing to make significant investments in technology, people and market expansion. This quarter we once again benefited from a significant reserve release as the environment continues to improve, but as we have said before, we do not consider these core or recurring profits. Our earnings, not including the reserve release, were $9.6 billion. Consumer and wholesale balance sheets remain exceptionally strong as the economic outlook continues to improve. In particular, net charge-offs, down 53%, were better than expected, reflecting the increasingly healthy condition of our customers and clients.”

Dimon continued: “In Consumer & Community Banking, combined debit and credit card spend was up 45%, or up 22% versus the more normal, pre-pandemic second quarter of 2019. We saw accelerating growth across categories including in travel and entertainment, which returned to growth in June, up 13% vs. 2019. Originations in Home Lending, up 64% to $40 billion, and Auto, up 61% to $12 billion, remained very strong. However, CCB loans were down 3% reflecting elevated prepayments in mortgage and lower Card balances. Deposits were up 25%, and investment assets were up 36%, driven by market appreciation and positive net flows. In the Corporate & Investment Bank, Global IB fees are at an all-time high of $3.6 billion, up 25%, driven by an active M&A market as well as acquisition financing in DCM. Markets revenue, down 30% compared to a record last year, was up 25% versus 2019 on strong client activity. Similarly, Commercial Banking earned gross IB revenue of $1.2 billion, up 37%. In Asset & Wealth Management, AUM of $3 trillion grew 21% driven by higher asset values and strong net inflows, and loans were up 21% primarily driven by securities-based lending.”

Dimon continued: “We are constantly investing, innovating and making strategic, add-on acquisitions to better serve our employees, customers and communities. In the first half of 2021, we extended credit and raised $1.7 trillion in capital for businesses, institutional clients, and U.S. customers. We are executing on our commitments to advance economic opportunity and racial equity and launched a new initiative focused on improving healthcare for our employees and the communities we serve.”

Dimon concluded: “Our longstanding capital hierarchy remains the same – first and foremost, to invest in and grow our market-leading businesses to support our clients, customers and communities – even in the most difficult of times, second, to pay a sustainable dividend which we have already announced we are increasing, and third, to return any remaining excess capital to shareholders through share buybacks which we plan to continue under our existing authorization.”

SIGNIFICANT ITEM
■    2Q21 results included:
■    $3.0 billion of credit reserve releases Firmwide ($0.75 increase in earnings per share (EPS))
■    Excluding credit reserve releases2: 2Q21 net income of $9.6 billion, EPS of $3.03 and ROTCE of 18%
CAPITAL DISTRIBUTED
■    Common dividend of $2.7 billion, or $0.90 per share
■    $5.9 billion of common stock net repurchases in 2Q215, 9
FORTRESS PRINCIPLES
■    Book value per share of $84.85, up 10%; tangible book value per share2 of $68.91, up 12%
■    Basel III common equity Tier 1 capital3 of $209 billion and Standardized ratio3 of 13.0%; Advanced ratio3 of 13.8%
■    Firm supplementary leverage ratio of 5.4%
OPERATING LEVERAGE
■    2Q21 reported expense of $17.7 billion; reported overhead ratio of 58%; managed overhead ratio2 of 56%

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $1.7 trillion of credit and capital10 raised YTD
■    $151 billion of credit for consumers
■    $10 billion of credit for U.S. small businesses
■    $656 billion of credit for corporations
■    $879 billion of capital raised for corporate clients and non-U.S. government entities
■    $32 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities
■    $11 billion of loans under the Small Business Administration’s Paycheck
Protection Program (PPP) YTD

Investor Contact: Reggie Chambers (212) 270-2479
Note: Totals may not sum due to rounding
[1]Percentage comparisons noted in the bullet points are for the second quarter of 2021 versus the prior-year second quarter, unless otherwise specified
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the second quarter of 2021 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $30.5 billion, $32.3 billion, and $33.1 billion for the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively.11

Results for JPM				1Q21		2Q20
($ millions, except per share data)	2Q21	1Q21	2Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$31,395	$33,119	$33,817	$(1,724)	(5)%	$(2,422)	(7)%
Noninterest expense	17,667	18,725	16,942	(1,058)	(6)	725	4
Provision for credit losses	(2,285)	(4,156)	10,473	1,871	45	(12,758)	NM
Net income	$11,948	$14,300	$4,687	$(2,352)	(16)%	$7,261	155%
Earnings per share - diluted	$3.78	$4.50	$1.38	$(0.72)	(16)%	$2.40	174%
Return on common equity	18%	23%	7%
Return on tangible common equity	23	29	9
Discussion of Results:
Net income was $11.9 billion, up $7.3 billion, driven by credit reserve releases of $3.0 billion compared to credit reserve builds of $8.9 billion in the prior year.
Net revenue of $31.4 billion was down 7%. Noninterest revenue was $18.5 billion, down 7%, driven by lower CIB Markets revenue and $678 million of markups on held-for-sale positions in the bridge book12 recorded in the prior year, largely offset by higher Investment Banking fees in CIB, higher Card income and higher AWM management fees. Net interest income was $12.9 billion, down 8%, predominantly driven by lower net interest income in CIB Markets and lower loans in Card.
Noninterest expense was $17.7 billion, up 4%, largely driven by continued investments in the business including technology and front office hiring.
The provision for credit losses was a net benefit of $2.3 billion driven by net reserve releases of $3.0 billion and $734 million of net charge-offs, compared to an expense of $10.5 billion in the prior year predominantly driven by net reserve builds of $8.9 billion. The net reserve release was driven by improvements in the Firm’s economic outlook. The net reserve release comprised of $2.6 billion in Consumer – predominantly driven by $1.8 billion in Card and $600 million in Home Lending – and $442 million in Wholesale. Net charge-offs of $734 million were down $826 million on decreases in both Consumer, predominantly in Card, and in Wholesale.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q21		2Q20
($ millions)	2Q21	1Q21	2Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,760	$12,517	$12,358	$243	2%	$402	3%
Consumer & Business Banking	6,016	5,635	5,248	381	7	768	15
Home Lending	1,349	1,458	1,687	(109)	(7)	(338)	(20)
Card & Auto	5,395	5,424	5,423	(29)	(1)	(28)	(1)
Noninterest expense	7,062	7,202	6,767	(140)	(2)	295	4
Provision for credit losses	(1,868)	(3,602)	5,828	1,734	48	(7,696)	NM
Net income/(loss)	$5,634	$6,728	$(176)	$(1,094)	(16)%	$5,810	NM
Discussion of Results 13,14:
Net income was $5.6 billion, up $5.8 billion, predominantly driven by credit reserve releases compared to reserve builds in the prior year. Net revenue was $12.8 billion, up 3%.
Consumer & Business Banking net revenue was $6.0 billion, up 15%, predominantly driven by growth in deposit balances, increased debit transactions, the impact of PPP loans and growth in client investment assets, partially offset by deposit margin compression. Home Lending net revenue was $1.3 billion, down 20%, driven by lower production margins and lower net servicing revenue, partially offset by higher production volumes. Card & Auto net revenue was $5.4 billion, flat versus the prior year.
Noninterest expense was $7.1 billion, up 4%, driven by continued investments and higher volume- and revenue-related expense.
The provision for credit losses was a net benefit of $1.9 billion, reflecting a $2.6 billion reserve release driven by improvements in the Firm’s economic outlook compared to a $4.6 billion reserve build in the prior year. Net charge-offs were $732 million, down $546 million, predominantly driven by Card.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				1Q21		2Q20
($ millions)	2Q21	1Q21	2Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,214	$14,605	$16,383	$(1,391)	(10)%	$(3,169)	(19)%
Banking	5,106	4,508	5,058	598	13	48	1
Markets & Securities Services	8,108	10,097	11,325	(1,989)	(20)	(3,217)	(28)
Noninterest expense	6,523	7,104	6,812	(581)	(8)	(289)	(4)
Provision for credit losses	(79)	(331)	1,987	252	76	(2,066)	NM
Net income	$4,985	$5,740	$5,451	$(755)	(13)%	$(466)	(9)%
Discussion of Results13:
Net income was $5.0 billion, down 9%, with revenue of $13.2 billion, down 19%.
Banking revenue was $5.1 billion, up 1%. Investment Banking revenue was $3.4 billion, up 1%, driven by higher Investment Banking fees, up 25%, reflecting higher fees across products. The prior year included $659 million of markups on held-for-sale positions in the bridge book12. Wholesale Payments revenue was $1.5 billion, up 5%, driven by higher deposit balances and fees, predominantly offset by deposit margin compression. Lending revenue was $229 million, down 15%, driven by lower net interest income, largely offset by lower mark-to-market losses on hedges of accrual loans compared to the prior year.
Markets & Securities Services revenue was $8.1 billion, down 28%. Markets revenue was $6.8 billion, down 30%. Fixed Income Markets revenue was $4.1 billion, down 44%, driven by lower revenue across products as compared with a favorable performance in the prior year. Equity Markets revenue was $2.7 billion, up 13%, driven by strong performance across products. Securities Services revenue was $1.1 billion, down 1%, driven by deposit margin compression, predominantly offset by growth in deposits and fees. Credit Adjustments & Other was a gain of $233 million largely driven by valuation adjustments in the current year. The prior year gain of $510 million was driven by funding spread tightening on derivatives.
Noninterest expense was $6.5 billion, down 4%, driven by lower revenue-related expense, primarily performance-related compensation, partially offset by higher volume-related expense.
The provision for credit losses was a net benefit of $79 million, driven by net reserve releases.

COMMERCIAL BANKING (CB)

Results for CB				1Q21		2Q20
($ millions)	2Q21	1Q21	2Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,483	$2,393	$2,400	$90	4%	$83	3%
Noninterest expense	981	969	893	12	1	88	10
Provision for credit losses	(377)	(118)	2,431	(259)	(219)	(2,808)	NM
Net income/(loss)	$1,420	$1,168	$(681)	$252	22%	$2,101	NM
Discussion of Results13:
Net income was $1.4 billion, up $2.1 billion, primarily reflecting the absence of credit reserve builds in the prior year.
Net revenue of $2.5 billion was up 3%, driven by higher revenue from investment banking, lending and wholesale payments, largely offset by the absence of a gain on a strategic investment in the prior year and lower deposit revenue.
Noninterest expense was $981 million, up 10%, predominantly driven by higher volume- and revenue-related expense and investments in the business.
The provision for credit losses was a net benefit of $377 million, driven by net reserve releases. Net charge-offs were $3 million.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q21		2Q20
($ millions)	2Q21	1Q21	2Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,107	$4,077	$3,430	$30	1%	$677	20%
Noninterest expense	2,586	2,574	2,323	12	—	263	11
Provision for credit losses	(10)	(121)	223	111	92	(233)	NM
Net income	$1,153	$1,244	$661	$(91)	(7)%	$492	74%
Discussion of Results14:
Net income was $1.2 billion, up 74%.
Net revenue was $4.1 billion, up 20%, largely driven by higher management fees and growth in deposit and loan balances, partially offset by deposit margin compression.
Noninterest expense was $2.6 billion, up 11%, driven by higher volume- and revenue-related expense, primarily performance-related compensation and distribution expense.
Assets under management were $3.0 trillion, up 21%, driven by higher market levels, as well as cumulative net inflows into long-term products.

CORPORATE

Results for Corporate				1Q21		2Q20
($ millions)	2Q21	1Q21	2Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(1,169)	$(473)	$(754)	$(696)	(147)%	$(415)	(55)%
Noninterest expense	515	876	147	(361)	(41)	368	250
Provision for credit losses	49	16	4	33	206	45	NM
Net income/(loss)	$(1,244)	$(580)	$(568)	$(664)	(114)%	$(676)	(119)%
Discussion of Results:
Net loss was $1.2 billion, compared with a net loss of $568 million in the prior year.
Net revenue was a loss of $1.2 billion compared with a loss of $754 million in the prior year. Net interest income was a loss of $961 million, down $274 million, primarily on limited deployment opportunities as deposit growth continued. The current quarter included net investment securities losses of $155 million.
Noninterest expense was $515 million, up $368 million compared to the prior year, predominantly driven by higher legal and technology expense.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $84.85, $82.31 and $76.91 at June 30, 2021, March 31, 2021, and June 30, 2020, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.Second-quarter 2021 net income, earnings per share and ROTCE excluding credit reserve releases (“significant item”) are non-GAAP financial measures. The credit reserve releases represent the portion of the provision for credit losses attributable to the change in allowance for credit losses. Excluding credit reserve releases resulted in a decrease of $2.3 billion (after tax) to reported net income from $11.9 billion to $9.6 billion; a decrease of $0.75 per share to reported EPS from $3.78 to $3.03; and a decrease of 5% to ROTCE from 23% to 18%. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

3. Estimated. Reflects the relief provided by the Federal Reserve Board (the “Federal Reserve”) in response to the COVID-19 pandemic, including the CECL capital transition provisions that became effective in the first quarter of 2020. For the period ended June 30, 2021, the impact of the CECL capital transition provisions resulted in an increase to CET1 capital of $3.8 billion. Refer to Capital Risk Management on pages 36-41 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 for additional information on the Firm’s capital metrics. Refer to Regulatory Developments Relating to the COVID-19 Pandemic on pages 52-53 and Capital Risk Management on pages 91-101 of the Firm’s 2020 Form 10-K for additional information.
4.Last twelve months (“LTM”).
5.Includes the net impact of employee issuances.
6.In the third quarter of 2020, the Firm reclassified certain fair value option elected lending-related positions from trading assets to loans. Prior-period amounts have been revised to conform with the current presentation.
7.Estimated. High-quality liquid assets (“HQLA”) and unencumbered marketable securities, includes the Firm’s average eligible HQLA, other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 42-46 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and on pages 102-108 of the Firm’s 2020 Form 10-K for additional information.
8.Excludes Commercial Card.
9.On December 18, 2020, the Federal Reserve announced that all large banks, including the Firm, could resume share repurchases commencing in the first quarter of 2021, subject to certain restrictions; the restrictions were extended and expired at the end of the second quarter of 2021. Refer to page 10 of the Earnings Release Financial Supplement for further information.
10.Credit provided to clients represents new and renewed credit, including loans and commitments.
11.In the first quarter of 2021, the Firm reclassified certain deferred investment tax credits from accounts payable and other liabilities to other assets to be a reduction to the carrying value of certain tax-oriented investments. The reclassification also resulted in an increase in income tax expense and a corresponding increase in other income, with no effect on net income. Prior-period amounts have been revised to conform with the current presentation, including the Firm’s effective income tax rate. The reclassification did not change the Firm’s results of operations on a managed basis. Refer to page 2 of the Earnings Release Financial Supplement for further information.
12.The bridge book consisted of certain held-for-sale positions, including unfunded commitments, in CIB and CB.
13.In the fourth quarter of 2020, payment processing-only clients along with the associated revenue and expenses were realigned to CIB’s Wholesale Payments business from CCB and CB. Prior-period amounts have been revised to conform with the current presentation. Refer to Business segment changes on page 65 of the Firm’s 2020 Form 10-K for further information.
14.In the fourth quarter of 2020, the Firm realigned certain wealth management clients from AWM to CCB. Prior-period amounts have been revised to conform with the current presentation. Refer to Business segment changes on page 65 of the Firm’s 2020 Form 10-K for further information.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $286.4 billion in stockholders’ equity as of June 30, 2021. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S. and globally many of the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, July 13, 2021, at 8:30 a.m. (Eastern) to present second quarter 2021 financial results. The general public can access the call by dialing (866) 659-9159 in the U.S. and Canada, or (617) 399-5172 for international participants; use passcode 26483228#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on July 13, 2021, through 11:59pm on July 27, 2021, by telephone at (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international); use passcode 84587422#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report for the quarterly period ended March 31, 2021 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.